Exhibit 99.1

RENNOVA HEALTH, INC. ISSUES LETTER TO STOCKHOLDERS; PROVIDES BUSINESS UPDATE AND MILESTONES FOR 2016

West Palm Beach, FL. (January 7, 2016) – Rennova Health, Inc. (NASDAQ: RNVA, RNVAW) today announced that has issued a letter to its stockholders providing a business update and milestones for 2016. The text of the letter, which has been posted to the company’s website, follows below.

JANUARY 7, 2016

To Our Stockholders,

As Chief Executive Officer, I would like to welcome you to Rennova Health, Inc., created in November 2015 through the merger of Medytox Solutions, Inc. and CollabRx, Inc. This merger permits us to further our vision of becoming a vertically integrated leader in the provision of cutting-edge diagnostics, supportive software and interpretative solutions to healthcare professionals. In connection with the merger, our shares began trading on NASDAQ under the symbol RNVA.

The coming year is expected to be an exciting one as we solidify the groundwork for excellent anticipated top-line growth in 2016 and beyond. I would like to provide a review of our current business, and then offer a roadmap to our plans and expected milestones in 2016.

HIGHLIGHTS OF OUR BUSINESS

Our Medytox Solutions business was founded almost five years ago when we began offering Medytox Advantage software to physician practices to support automated diagnostic test ordering and reporting. Our revenues in 2011 were less than $4 million and we had approximately 30 employees. We subsequently added clinical laboratories and acquired additional software capabilities, and by 2014 we had in excess of $50 million in revenue. As we enter 2016, we have more than 220 employees.

We currently own and operate five diagnostic laboratories across the United States based in Florida, California, New Jersey and New Mexico offering clinical, toxicology and neurotransmitter testing for drug and alcohol rehabilitation facilities and pain management clinics. The New Mexico facility is instrumental for our long-term strategic plan to offer clinical testing services directly to consumers.

All our laboratories are CLIA certified and COLA or CAP accredited, high-complexity facilities with additional certifications such as the COLA Laboratory of Excellence Award (COLA's Highest Commendation), the State of Florida's AHCA Clinical Laboratory License for Non-Waived High Complexity testing and New York Certification. Our billing subsidiary services the billing needs of all our laboratories, utilizing electronic processing of claims to the major insurance payers and eliminating the need to rely on and pay for the services of clearing houses, thereby allowing us to maximize cash flow and profits.

In 2015, we opened Epic Reference Labs, one of the largest reference laboratories in South Florida and one of the few in the country to perform urinary neurotransmitter testing. Neurotransmitter tests fall under the general category of esoteric testing, and they detect imbalances among major brain chemicals such as dopamine, serotonin, GABA, glutamate, epinephrine, norepinephrine and others. This is a growing area for the diagnosis of psychiatric conditions. We expect to add and offer additional high-margin esoteric tests along with genomic diagnostic products in the future.

The total U.S. market for drug and alcohol rehabilitation testing is estimated at $35 billion per year, with Affordable Care Act (ACA) mandates expected to drive growth as an additional 3 million to 5 million people gain coverage. The total U.S. market for our pain management diagnostics is estimated at $2 billion to $4 billion per year, with 5 million to 8 million people in the U.S. taking opioids. There are between 14,500 and 16,700 outpatient clinics in the U.S., which represents a significant portion of this marketplace. The total market for genomics testing and interpretation, including therapy selection, represents an exciting growth opportunity for Rennova over the next few years, with an annual market expected to approach $100 billion by 2020.

We have now assembled and offer a complete turnkey software product that includes a proprietary laboratory ordering and reporting application, an advanced laboratory information management system, electronic health records and an industry-leading platform for interpreting and reporting complex test results to physicians. Rennova’s software is differentiated from competing products by the breadth of our services, each of which is available to physician groups as a bundle or on a standalone basis. The software permits ordering and reporting, electronic health records integration, medical billing services and compliance and diagnostic interpretation. We market them under individual brands, as follows:

•	Advantage – for efficient and easy ordering of tests and automated reporting with dynamic updating. This is our legacy software product.
•	Medical Mime – for electronic health records integration as required by the ACA. We developed a product specifically for the drug and alcohol rehab sector which was launched in October 2015.
•	Clinlab – for seamless integration of data including lab results and reporting. It provides numerous interface capabilities to a multitude of reference labs and practice systems.
•	Medical Billing Choices – for revenue cycle management in the physician’s practice.
•	CollabRx – currently for translating the complex findings of cancer diagnostics into meaningful and useful information. These software products include a scalable system for high-value information on biomarkers and related therapies for inclusion in reports prepared by diagnostic labs on the results from their multi-biomarker genomic-based tests. We also have developed decision-support tools for physicians and patients to assist with treatment planning for advanced cancer, offered in both web-based and mobile apps.
•	Platinum Financial Solutions – for funding and financial solutions, including accounts receivable financing for physician practices. We expect to launch this service in the coming months.

Our final significant achievement in 2015 was the completion of a $10 million equity financing. This puts us on firmer financial footing to achieve our objectives in 2016.

LOOKING AHEAD TO 2016

Rennova has multiple projects planned for 2016, and I’d like to touch on just a few of the highlights.

We are actively expanding the services mentioned above. Our goal is to build on the success we have already achieved in providing multiple solutions to the same physician, and have Rennova recognized as a brand that can provide a single source solution to medical providers.

We also intend to capitalize on recent disruption in the toxicology testing industry to gain new clients. We plan to expand into new geographies in order to expand our client base not only for laboratory testing, but also to capture the market for accompanying software to drive further revenue and strengthen ties with the customer. We also will add more tests to our menu of offerings.

These efforts are all in progress and will continue throughout the coming year. In addition, as previously noted Rennova expects to offer accounts receivable financing in the first half of 2016 via Platinum Financial Services.

We are working to develop a home-collection test kit, which we expect to launch in the first half of 2016 with added-value interpretation directed to the consumer. Initially we plan to leverage our current testing capabilities to offer routine testing in a convenient, cost effective and informative manner.

We are also investing in a new, early stage detection, point-of-care rapid test (the G1A test) for the early-stage detection and monthly monitoring of diabetes. We believe that this test will empower doctors to provide better and more responsive care for their patients. The G1A test will measure the percentage of glycated albumin in blood or serum and offers a number of advantages to currently available diabetes testing methodologies for type 2 diabetes, such as glycated hemoglobin and daily blood sugar testing, as well as the ability to better monitor risks of gestational diabetes in pregnant women. Development of the proposed test needs to be completed and certain approvals secured before the test can be marketed in the U.S.

With the capabilities gained from the merger with CollabRx we are working on a DNA-sequencing testing and interpretation service that we expect to rollout as soon as practical. We also expect to develop and begin marketing an app that will provide doctors and individuals specific and evidence based information, initially in the cancer sector for known and proven treatment information, oncology clinical trials and clinical-trial data, and we believe that the market exists for a subscription based product.

In summary, Rennova Health enjoys an enviable position in a number of growth markets, and has the products, services, talent, protocols and infrastructure in place to drive success. That success will be based upon fulfilling – indeed exceeding – the expectations of our customers, staff and stockholders, and as an organization we are committed to doing so. We have come a long way in a short period of time and we look to the future with optimism.

Sincerely,

/s/ Seamus Lagan

Seamus Lagan

Chief Executive Officer

January 7, 2016

About Rennova Health

Rennova Health, Inc. (NASDAQ: RNVA, RNVAW) owns and operates five diagnostics laboratories across the United States that provide clinical testing services specializing in toxicology testing for pain management clinics, drug and alcohol rehabilitation facilities and neurotransmitter testing. It offers its customers a complete, turnkey software product including: a proprietary laboratory ordering and reporting application, an advanced laboratory information management system, electronic health records, and an industry-leading platform for interpreting and reporting complex test results to physicians. Rennova's software is differentiated from that of its competitors by the breadth of its services, each of which is branded separately and is made available to physician groups in whole or in part. The software permits efficient and easy ordering and reporting, electronic health records integration, medical billing services and compliance, and diagnostic interpretation. For more information see www.rennovahealth.com.

Rennova Health Safe Harbor Statement

This press release includes forward-looking statements about Rennova Health’s anticipated results that involve risks and uncertainties. These statements are subject to significant risks and uncertainties, and actual results could differ materially from those projected and Rennova Health cautions investors not to place undue reliance on the forward-looking statements contained in this release. Important factors that could cause Rennova Health’s actual results or performance to differ materially from the forward-looking statements include those set forth in Rennova’s filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Rennova Health undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts

Rennova Health Media Contact:

Sebastien Sainsbury

(561) 666-9818

ssainsbury@rennovahealth.com

Investors

LHA
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Or
Bruce Voss (bvoss@lhai.com)
(310) 691-7100